EX-99.p.8

BennBridge Ltd Code of Ethics as at April 2024

BennBridge Ltd

Code of Ethics

As At April 2024

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

1. Scope

This Code of Ethics (the “Code”) covers BennBridge Ltd (“BennBridge”), including all current Appointed Representatives, collectively known as the “Firm” and is applicable to all Firm employees.

Note that for the purposes of this Code, the term “employees” includes Directors, officers and contractors of BennBridge and the Appointed Representatives (investment teams / boutiques) that are supported by BennBridge. Where the term “Firm” is used, unless it is stated otherwise, it should be read as including and applying to BennBridge and each of the Appointed Representatives.

This Code applies from the above date and will apply unless and until amended.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

2. Table of Contents

1.	Scope	2

2.	Table of Contents	3

3.	Background	4

4.	Statement of Policy	4

5.	Standards of Conduct	5

6.	Whistleblower Policy	6

7.	UK Bribery Act / Foreign Corrupt Practices Act	7

8.	Insider Dealing	8

9.	Confidentiality	9

10.	Conflicts of Interest	9

11.	Personal Securities Account Dealing	9

12.	Gifts & Entertainment / Hospitality	13

13.	Political Contributions	15

14.	Outside Business Interests	17

15.	Authorised Signatories	19

16.	Record Keeping	19

17.	Monitoring of this Code	20

18.	Version Control Table	21

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

3. Background

BennBridge is a multi-boutique investment firm, which establishes strategic partnerships with exceptional talent that we believe will deliver best in class solutions to clients across the globe.

The Firm’s boutiques are all majority-owned by their team, ensuring they maintain control of their own businesses and are empowered to make decisions with the support and stability of our partnership.

This allows them to focus on what they do best—manage money.

BennBridge was incorporated in the UK in 2016 and is a wholly owned subsidiary of BennBridge Hold Co Ltd, which in turn is wholly owned by Bennelong Funds Management Group Pty Ltd (“Bennelong”), which is incorporated in Australia.

BennBridge is authorised and regulated by the Financial Conduct Authority (“FCA”). The Firm is classified as a CPMI (Collective Portfolio Investment Management) firm and operates as a Full-Scope Alternative Investment Fund Manager (“AIFM”) managing alternative investment funds (“AIF”) and has top-up permissions under MiFID (Markets in Financial Instruments Directive) to undertake non-AIF business such as managed accounts or Undertakings for Collective Investments in Transferable Securities (“UCITS”) business (on a delegated basis).

The Firm’s boutiques have been registered as Appointed Representatives (“Appointed Rep”) with the FCA.

Under the FCA’s Appointed Rep regime, this means the Appointed Rep can carry out certain regulated business on behalf of a ‘principal firm’. Currently each Appointed Rep carries out investment management services on behalf of BennBridge in relation to the strategies they manage.

BennBridge and its Appointed Reps can only conduct regulated business for Professional Clients or Eligible Counterparties, they do not have regulatory permissions to deal with Retail Clients.

BennBridge is also a Registered Investment Adviser regulated by the U.S. Securities and Exchange Commission (“SEC”). The “Code of Ethics Rule” of the Investment Advisers Act of 1940 (the “Advisers Act”) requires investment advisers registered with the SEC to adopt a written code of ethics. BennBridge has adopted this code of ethics (the “Code”) to establish the Firm’s and each Employee’s fiduciary duty to the Firm’s private funds, investors in its private funds, and separately managed accounts (collectively referred to herein as the “Clients”). The Code also addresses certain possible conflicts of interest and includes the Firm’s employee personal trading policy. The Code should be read in conjunction with the Firm’s Supervisory Procedures and Compliance Manual (the “Manual”).

4. Statement of Policy

The Firm’s policy is to establish a culture of compliance by always seeking to conduct its business in a way that promotes the highest standards of integrity – both at the individual and corporate level.

This Code sets out the standards of business conduct expected of employees and their requirements to comply with the various rules and regulations that apply to the Firm. In addition to this Code, the Firm’s

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

employees are also required to comply and adhere to any separate Firm Compliance manual and policies that have been established.

This Code may be provided to clients, investors or prospective clients and investors as well as other external parties, subject to prior approval from Compliance.

5. Standards of Conduct

The Firm has a fiduciary duty to clients that requires its employees to act solely for the benefit of those clients. The Firm expects all employees to adhere to the highest standard of professional and ethical conduct. Employees should be aware of situations that may give rise to an actual or perceived conflict with the Firm’s clients’ interests or have the potential to damage the Firm’s reputation.

Fiduciary Duty – put simply, this is the obligation to, at all times, place the client’s interests first and to eliminate or mitigate any conflicts of interest. As fiduciaries, investment managers, such as the Firm, have an affirmative duty to act in the best interests of their clients and to make full and fair disclosure to clients regarding conflicts of interests.

This Code is designed to:

•	Protect the Firm’s clients by deterring misconduct;
•	Guard against violations of FCA and other applicable “Federal Securities Laws;”[1]
•	Educate employees regarding the Firm’s expectations and the laws governing their conduct;
•	Remind employees that they are in a position of trust and must act with complete propriety at all times;
•	Protect the reputation of the Firm; and
•	Establish procedures for employees to follow so that the Firm may determine whether employees are complying with its ethical principles.

This Code is based upon the principle that our executives, officers, and all employees owe a fiduciary duty to, among others, our clients to conduct their affairs, including their personal securities transactions, in such a manner as to avoid (i) materially serving their own personal interests ahead of clients; (ii) materially taking inappropriate advantage of their position with the Firm; and (iii) any actual or potential conflicts of interest or any abuse of their position of trust and responsibility.

1 Federal Securities Laws means: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Advisers Act of 1940, the Investment Company Act of 1940, Title V of the Gramm-Leach-Bliley Act and any rules adopted by the SEC under any of these statutes; and the Bank Secrecy Act as it applies to funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the U.S. Treasury.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

This fiduciary duty includes the duty of the Firm’s Chief Compliance Officer to report violations of the Code to the Firm’s Enterprise Risk Committee, the Governing Body, and if deemed necessary, to the Bennelong Audit, Risk & Compliance Committee and/or the Board of Directors.

Strict compliance with the provisions of this Code shall be considered a basic condition of employment with the Firm. A material breach of this Code may constitute grounds for disciplinary action and/or termination of employment with the Firm and may be reported to the FCA and / or other relevant regulatory authorities as required. This may in turn impact the possibility of future employment in the financial services industry either in the UK or elsewhere.

Employees are expected to respond truthfully and accurately to all requests for information. With general exceptions as outlined below, any reports, statements or confirmations described herein and submitted or created under this Code will be treated as confidential to the extent possible.

Employees should be aware that copies of such reports, statements or confirmations, or summaries of each, may be provided to certain managers or Directors of the Firm, to compliance personnel and/or regulatory authorities upon any appropriate request.

Chief Compliance Officer

The Firm has designated a qualified individual to be the Chief Compliance Officer who may delegate the day-to-day management of certain of her compliance duties to another qualified Employee (the “CCO”). The Firm’s CCO is Ashleigh Simms. In addition, the Adviser has engaged the services of an independent compliance consulting firm, Optima Partners Holdings LLC (“Optima”), to assist the CCO with the management of the CCO’s compliance duties. If an Employee has a question regarding the requirements of the Manual, he or she must consult the CCO.

In all circumstances requiring pre-approval of an activity under the Code, a member of the Firm’s Governing Body will provide pre-approval to the CCO according to the provisions of the Code.

ACA ComplianceAlpha

ACA ComplianceAlpha (“ComplianceAlpha”) is the primary system utilised to transmit all Code related requests and for required reporting. Firm employee is provided with a unique login username and password to access the ComplianceAlpha system.

6. Whistleblower Policy

The Firm maintains a separate Whistleblower Policy that applies to all Firm employees, and which is available via the Document Library in ComplianceAlpha.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

7. UK Bribery Act / Foreign Corrupt Practices Act

During 2011, the UK Bribery Act 2010 (the “Act”) became effective in the UK. The Act created four new criminal offences in relation to bribery and corruption, namely:

•	An offence of bribing another person;
•	An offence of being bribed;
•	An offence of bribing a foreign official; and
•	A strict liability offence where a commercial organisation fails to prevent bribery.

Bribing another person: this offence is committed if a person offers, promises or gives a financial or other advantage to another person either:

•	With the intention of inducing that person to, or rewarding that person for, performing a relevant function or activity improperly; or
•	Knowing that the acceptance of the advantage would itself constitute the improper performance of a relevant function or activity.

Bribing a foreign public official: this offence is committed where a person offers, promises or gives a financial or other advantage to another with the intention of influencing that person in their capacity as a Foreign Public Official (“FPO”) in order to obtain business or an advantage in the conduct of business. A FPO is defined as an individual who:

•	Holds a legislative, administration or judicial position of any kind;
•	Exercises a public function on behalf of any country or territory outside of the UK, or for any public agency or public enterprise; or
•	Is an official or agent of a public international organisation.

It is important to note the difference in offence between bribing another person and bribing a FPO in that the offence of bribing a FPO does not require proof of improper performance or an intention to induce improper performance.

Impacts on gifts & hospitality/entertainment: the Act and its related Guidelines recognises that both hospitality and promotional expenditure are established and important parts of doing business, and states that the UK government will not seek to use the Act to prohibit “reasonable and proportionate” entertainment/hospitality and promotional or other similar business expenditure. Nevertheless, the Guidance notes that “hospitality and promotional or other similar expenditure can be employed as bribes.”

Where a FPO is involved, an offence does not require any actual proof of impropriety. Accordingly, all employees should proceed with extreme caution in all of their dealings with FPOs, including, for example, sovereign wealth funds.

The key is being comfortable that whatever hospitality or entertainment is provided, it must not be intended to induce a person to breach a duty to act in good faith, impartiality or in conformance with a position of trust (but do not forget the lower threshold that applies when dealing with FPOs).

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Facilitation payments: defined as “small bribes paid to facilitate routine Government action.” Often seen as a common feature of doing business in some countries, such payments are not exempt from the Act. Employees must not make facilitation payments even if such payments are common occurrences.

The Firm does not make contributions to political parties, nor does it make facilitation payments of any kind.

Due to the extra-territorial provisions of the Act, all employees should be aware of their obligations and requirements under the Act, regardless of which office they work in.

Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits individuals and companies from corruptly making or authorizing an offer, payment or promise to pay anything of value to a “Foreign Official” for the purpose of influencing an official act or decision to obtain or retain business. The FCPA applies to all Foreign Officials and all employees of state-owned enterprises. The definition of Foreign Official is broadly interpreted by the SEC and the U.S. Department of Justice both of whom enforce the FCPA’s prohibitions.

Under the FCPA, both the Firm and its Employees can be criminally liable for payments made to agents or intermediaries “knowing” that some portion of those payments will be passed on to (or offered to) a foreign official. The knowledge element required is not limited to actual knowledge but includes “consciously avoiding” the high probability that a third party representing the Firm will make or offer improper payments to a Foreign Official.

Investment Advisers that engage foreign agents are expected to be attuned to any “red flags” in connection with the relationship, which may include:

•	The foreign country’s reputation for corruption;
•	Requests by a foreign agent for offshore or other unusual payment methods;
•	Refusal of a foreign agent to certify that it will not make payments that would be unlawful under the FCPA;
•	An apparent lack of qualifications;
•	Non-existent or non-transparent accounting standards; and
•	Whether the foreign agent comes “required” by a Foreign Official.

Sanctions for violating the FCPA are severe and may include fines for the Firm and/or Employees and jail terms for Employees.

Employees are prohibited from giving anything of value to a Foreign Official without the CCO’s pre-approval.

8. Insider Dealing

The Firm forbids any employee from trading, either personally or on behalf of others, on material non-public information or communicating material non-public information to others in violation of any law or regulation. This conduct is frequently referred to as “insider dealing” or “insider trading”.

The Firm operates a separate Market Abuse Prevention Policy and Procedures document that applies to all Firm employees, and which is available via the Document Library in ComplianceAlpha.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

The Market Abuse Prevention Policy includes policies and procedures around the Firm’s employees’ communications and contact with Value-Added investors, public company officials, and other buy-side firms, to mitigate the exposure to and prevent the misuse of any material non-public information potentially received through these channels.

9. Confidentiality

Confidentiality is a cornerstone of our duties to our clients and colleagues. Any information acquired in connection with employment by the Firm, including information regarding actual or potential investment decisions, portfolio/fund composition, research, Firm activities, or client interests, amongst others, is confidential and may not be used in any way that might be contrary to or conflict with the interests of our clients, or the Firm. Additionally, certain clients may specifically require that their relationship with the Firm be treated confidentially, and employees are reminded to be sensitive to this.

10. Conflicts of Interest

The Firm has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by trying to avoid conflicts of interest and by fully disclosing all material facts concerning any conflict that does arise with respect to any client. In addition, the Firm imposes a higher standard by providing that employees must try to avoid situations that have even the appearance of conflict or impropriety. The Firm operates a separate Conflicts of Interest Policy, including the maintenance of relevant Conflicts of Interest registers, that applies to all Firm employees, and which is available via the Document Library in ComplianceAlpha.

11. Personal Securities Account Dealing

The Firm does not permit, with limited exceptions, employees to conduct personal account dealing (“PAD”) in respect of single-name equity or fixed income securities (or derivatives thereof) other than in discretionary accounts.

As such, the Firm has implemented a PAD Policy which requires all Relevant Persons (defined below) to obtain approval from the Compliance Department before any personal account trade is placed. These requirements are necessary in order to avoid the occurrence of a conflict of interest arising between trades placed by an individual for his/her own benefit, and those placed by the Firm and to ensure employees do not trade in prohibited instruments. Approval is at the absolute discretion of the Compliance Department and any contravention of the policy will be investigated.

Newly employed employees may continue to hold any single-name equity or fixed income securities upon joining the Firm. Should an employee wish to liquidate any or all of their single-name equity or fixed income securities, each transaction is subject to pre-clearance by the Compliance Department.

The PAD Policy is applicable to the following, known as Relevant Persons:

•	Each of the Firm’s employees.

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the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

These procedures and restrictions apply to ‘Personal Transactions’ effected by or on behalf of a Relevant Person, where the Relevant Person is acting in a personal capacity (i.e., outside the scope of the activities they carry out for the Firm), and/or the Personal Transaction is carried out for the account of any of the following persons:

•	The Relevant Person.
•	A spouse, civil partner or equivalent of the Relevant Person.
•	A dependent child or stepchild of the Relevant Person.
•	Other relatives sharing the household of the Relevant Person for at least one year preceding the transaction date.
•	Any person with whom the Relevant Person has close links; and.
•	Any other person whose relationship with the Relevant Person means that the Relevant Person has a direct or indirect interest in the outcome of the trade transaction.

Pre-Clearance

Any trading in a security requiring pre-approval per below must be submitted to the Compliance Department in advance of any transaction taking place. Approval must be granted by the Compliance Department before the employee executes the transaction. The approval is only valid for 24 hours (unless Compliance have granted an exemption), following which, should the transaction have not been completed, further approval is required prior to attempting to execute the transaction.

All approval requests should be submitted using the ComplianceAlpha system.

Type of Investment (All products)	Declare on ComplianceAlpha	Pre-approval required to trade/purchase	Notes
Single-name security Fixed income security	YES (if pre-existing)	YES	These are not permitted, with limited exceptions.
Funds (Mutual, Index, ETF)	YES	NO	30-day notice needed for own funds.
Unit Trust/ Investment Trust	YES	NO	As above
ISA – Stocks & Shares	YES	YES	Single-name securities not permitted / would need to be in discretionary account.
ISA - Cash	NO	NO
Bonds	NO	NO
Pensions (SIPPS)	YES	NO
Private Placements	YES	YES
Crypto Currency	YES	NO
Currency	NO	NO

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Type of Investment (All products)	Declare on ComplianceAlpha	Pre-approval required to trade/purchase	Notes
Discretionary Investment Management Services (NO input at all)	NO	NO

Dealing Contrary to a Client’s Interests

No Relevant Person must deal in an investment at a time or in a manner which they know is likely to have a direct adverse effect on the interests of any one of the Firm’s clients.

Procedure for Seeking Pre-Approval

All Relevant Persons must notify the Compliance Department through ComplianceAlpha details of the trade they, or any Relevant Person, wish to execute. Exceptions to the need to seek prior approval for a trade are noted above.

The Compliance Department will grant/reject approval of the trade as soon as possible via ComplianceAlpha. The Relevant Person will have 24 hours, from the time of approval, to execute the trade. If any order is not timely executed, a request for preclearance must be resubmitted.

Once the Relevant Person receives the confirmation note from the broker, this must be uploaded (if not on an automatic feed) to ComplianceAlpha, Compliance will check that the details concur with the PAD request.

The Compliance Department will apply a 30-day embargo for investments into Funds managed by the Firm for all Firm employees. Please check with Compliance as to whether the embargo is applicable prior to making any investment into a Fund managed by the Firm.

Reporting

Employees must provide the Compliance Officer with a list of their personal securities accounts and an initial holdings report within 10 days of the commencement of their employment. In addition, employees must provide annual holdings reports and complete a quarterly transaction certification. All holdings, accounts, certifications are submitted using the ComplianceAlpha system that is available to each Firm employee via unique login username and password.

Employee Personal Securities Accounts

All employees are required to notify Compliance via ComplianceAlpha of any Personal Securities Accounts in which they have a direct or indirect pecuniary interest.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Broker Confirms and Statements

Employees may place transactions with a broker of their choosing. However, the employee is required to (where possible) arrange for their confirmations and statements to be uploaded automatically to the ComplianceAlpha system.

Periodic Reports/Statements/Certifications

Initial Holdings Report

All employees are required to submit via ComplianceAlpha an Initial Holdings Report within 10 calendar days of joining the Firm.

Quarterly Code of Ethics Report

A quarterly record of all transactions in non-exempt securities must be submitted by each employee via ComplianceAlpha within 30 days of each calendar quarter end.

Annual Holdings Report

Each employee must also submit via ComplianceAlpha an Annual Holdings Report, which is an update to the Initial Holdings Report (see above). This report should be current to 31 December of each year. This must be submitted within 30 days of the year end.

Initial Certification

The Firm provides all new employees with a copy of this Code. The Firm requires all employees to certify via ComplianceAlpha that they have: (a) received a copy of the Code; (b) read and understood all the provisions of the Code; and (c) agreed to comply with the spirit and letter of the Code.

Acknowledgement of Amendments

The Firm will provide all employees with any material amendments to the Code; and employees will certify via ComplianceAlpha that they have received, read and understood the amendments to the Code.

Annual Certification

All employees are required to annually certify that they have read, understood and complied with the Code. Any newly opened Personal Securities Accounts should also be disclosed as part of the Annual Certification.

All certifications will be submitted via ComplianceAlpha.

Exemptions to the PAD Policy

A member of staff does not have to request permission or declare transactions to the Compliance Department in relation to the following:

•	Personal transactions executed under the terms of an independent discretionary management service whereby the staff member has no input into the transactions executed.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

12. Gifts & Entertainment / Hospitality

It is expected that all employees will exercise good judgment in considering the value, frequency and intent of gifts & entertainment/hospitality (“G&E”). Normal business entertaining is unlikely to conflict with the regulatory requirements, but if employees have any doubts in this regard, they should consult Compliance before accepting or offering. Any gift or entertainment which puts the recipient under an obligation to the donor, or which is likely to make a recipient favour a donor in the anticipation of further gifts or entertainment must not be accepted.

In all areas of G&E, the gifts/offers of entertainment are made to the Firm and not the individual and therefore any gifts/entertainment offered to external parties are, by default, made on behalf of the Firm and not the individual as it is the Firm’s resources that are being used.

Business Entertainment

The Firm may host or attend business meals and events, subject to the limits set out below, that have a valid business purpose, provided that they are not as frequent or extravagant as to raise any question of impropriety. Entertainment events have a valid business purpose when they provide an opportunity to discuss meaningful Firm business or other legitimate business topics.

Firm employees should host/attend events only at venues that are business appropriate and consistent with the highest standards of professional propriety. The inclusion of partners/spouses should be discouraged to allow meaningful business discussions to take place and to avoid any confidential information being inadvertently disclosed to ‘outsiders’.

The hosting or attendance of entertainment and the provision or acceptance of gifts must be reported to the Compliance Department in accordance with the procedure below. The Compliance Department maintains a record of all such notifications and requests.

Offering Transportation or Lodging

Staff members are prohibited from paying any transportation and lodging expenses of existing or prospective investors, brokers, suppliers, vendors in connection with business meetings, meals or entertainment. Any exceptions to this, must be approved by two members of the Governing Body, of which one must be the Firm’s CCO.

Accepting Transportation or Lodging

Any transportation or lodging in connection with any business event attended by employees (including research trips) must be paid for by the Firm, except to the extent that such transportation or lodging is an integral part of a conference sponsored by a service provider. In such cases, the employee must make a good faith effort to obtain an invoice and make arrangements for the Firm to pay his or her proportional share of the expense.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Staff Entertaining

Any staff entertainment must be approved in advance by any C-Suite individual. This includes team lunches, drinks, and more formal events such as Christmas parties.

Approval Thresholds

Gifts or entertainment offered to or received from public officials is strictly prohibited.

Gifts or entertainment with a value of over £100

Any gift or entertainment, whether offered or received, with a market value of over £100 (or currency equivalent), whether given or received, should be approved by the Compliance Department in ComplianceAlpha prior to receipt or giving of the gift or entertainment.

Notification post-receipt of the gift or entertainment may be appropriate where, for example, a member of staff did not know that the value of the gift or entertainment would exceed £100 before the gift was given/received or the entertainment event was attended. Notification must take place within 72 hours of receipt of gift / the event taking place. Should notification not be received within 72 hours, it will be deemed a breach of this G&E Policy and logged in the Firm’s breach and error register.

Gifts or entertainment valued at between £10 and £100

Gifts or entertainment with a value which is below the £100 threshold but above £10 in value do not require prior approval from the Compliance Department must be notified post-event within 72 hours of the event taking place. Should notification not be received within 72 hours, it will be deemed a breach of this G&E Policy and logged in the Firm’s breach and error register.

Gifts or entertainment with a value below £10

Gifts or entertainment with a value of below £10 do not require prior approval or subsequent notification but remain subject to the overriding requirement to avoid creating any obligation on the part of the recipient towards the donor or any conflict.

Exceptions

Gifts of cash are strictly prohibited, regardless of value. Gifts amounting to vouchers or cash equivalents, irrespective of value and whether given or received, must, where the employee reasonably knows about the giving or receipt of such gifts, be pre-approved by the Compliance Department. Generally, where possible, vouchers or cash equivalents should be politely declined.

Promotional items of nominal value that are widely distributed and display a gift giver’s logo (such as golf balls, shirts, towels and pens) do not fall within the definition of a gift.

There is a general exclusion for personal gifts (such as a wedding gift or a congratulatory gift for the birth of a child), provided that the gift is not in relation to the business of the employer of the recipient.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Returning of Gifts

If a staff member does not obtain prior approval before accepting a gift because he or she is unaware of the item’s value, or because he is unable to seek such approval before taking possession of the item, the staff member may be asked to return the gift or to donate it to charity at the discretion of the Compliance Department.

Register

The Compliance Department maintains a record of all gifts and entertainment given and received by Firm employees.

Gifts or entertainment offered or received by the Chief Compliance Officer

A member of the Firm’s Governing Body will be responsible for approving any G&E offered or received by the Chief Compliance Officer that exceeds the £100 threshold.

Charitable Donations

Donations by the Firm or Firm employees to charities with the intention of influencing such charities to become clients or investors are strictly prohibited.

Staff members should notify the Compliance Department about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Procedure

Requests for approval or notifications in respect of any gift or entertainment should be made via ComplianceAlpha. In all cases, Firm employees should provide, at a minimum:

•	Details of the gift/benefit/entertainment, including whether this is being offered by or to the staff member.
•	The value or cost of the gift or entertainment (or, if this is unknown, the staff member’s best estimate of the cost or value).
•	The name of the donor/ donee and the firm they work for.
•	The business justification for the gift or entertainment; and
•	Any other information the staff member believes may be relevant in the circumstances.

13. Political Contributions

The Advisers Act’s “Pay to Play Rule” restricts the Firm and its Employees from making U.S. political contributions that may appear to be made for pay to play purposes, regardless of the Employee/contributor’s intent. The SEC uses the phrase “pay to play” to refer to arrangements whereby investment advisers make political contributions or related payments to government officials in order to be awarded with, or afforded

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

the opportunity to compete for, contracts to manage the assets of public pension plans and other government accounts.

The Pay to Play Rule generally creates: (i) a two-year time-out from receiving compensation for providing advisory services to a state and local government entity after political contributions have been made to government officials that are involved in awarding advisory contracts to manage the assets of state or local pension funds; (ii) a prohibition on soliciting or coordinating certain political contributions and/or payments; and (iii) a prohibition from paying certain third parties from soliciting state and local government entities.

The Firm does not make financial contributions to political candidates or parties.

Pay to Play Policy

The Firm’s “Pay to Play Policy” prohibits the Firm and its Employees from making any “contribution” (i) to candidates running for U.S. state or local political office, (ii) to candidates running for U.S. federal office who currently hold a U.S. state or local political office, or (iii) to political parties or political action committees (“PACs”) that may contribute to such campaigns (collectively, a “Political Contribution”). “Contribution” is broadly defined and means the giving of “anything of value” in connection with any election for U.S. state, local or federal office (if the candidate running for U.S. federal office currently holds a U.S. state or local political office), including contributions to any candidate for political office, political party or PAC. Anything of value includes providing services to a campaign, political part or PAC.

The Firm will not make Political Contributions or otherwise endorse or support political parties or candidates (including through intermediary organizations such as PACs or campaign funds) with the intent of directly or indirectly influencing any investment management relationship. In addition, under no circumstances may an Employee engage in any of the foregoing activities indirectly, such as by funneling payments through third parties including, for example, Immediate Family Members (as defined below), attorneys, friends or companies affiliated with the Firm as a means of circumventing the Pay to Play Rule.

New Employee Certification

When an individual is employed by the Firm, the Firm must “look back” to that Employee’s prior Political Contributions. If the Employee is involved in soliciting Clients for the Firm, then the Firm is required to look back at the Employee’s Political Contributions for two (2) years. If the Employee is not involved in soliciting Clients, then the Firm is only required to look back six (6) months. The CCO will determine whether any such past Political Contribution will affect the Firm’s business. Upon joining the Firm, each new Employee must complete a “New Hire Political Contributions Certification” (to be completed in ComplianceAlpha).

Pre-Approval of Political Contributions

The Firm prohibits Employees from making political contributions to local, state or federal officials and/or political parties and affiliates without the CCO’s written pre-approval obtained by completing a “Political Contribution Pre-Approval Request Form” (maintained by the CCO and included as Appendix C) hereto before making a Political Contribution.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Pay to Play Policy Quarterly Compliance Attestation

Employees are required to complete a Quarterly Compliance Attestation to confirm that they are complying with the Pay to Play Policy.

14. Outside Business Interests

The Firm generally discourages Outside Business Interests (“OBI”) and other forms of employment as they have the potential to cause conflicts of interest between an employee and the Firm.

The Firm needs to ensure that its employees remain committed to the satisfactory fulfilment of their duties, and do not find themselves in situations where they are unable to perform their role due to conflicting demands on their time, or as a result of conflicts of interest arising by virtue of an OBI or similar situation.

As a result, the Firm requires all employees to seek prior approval from the Compliance Department before:

•	Engaging in any employment outside their employment with the Firm;
•	Accepting, taking or acquiring a significant interest (see below for relevant interests) in any outside business organisation or venture;
•	Becoming a governor, director or officer of, or an advisor to a company or any other entity, organisation or venture; or
•	Running for or accepting any public office.

In each of the above examples, the requirement to obtain prior approval applies regardless of whether the position in question is paid or unpaid. The requirement also applies irrespective of the nature of the organisation or entity in question (commercial, charitable or otherwise).

New Joiners

On joining the Firm, all new employees must notify the Compliance Department of any OBIs that they hold within 10 calendar days of joining. Failure to do so is considered a breach of this policy.

In addition to seeking prior approval before accepting any new positions, new joiners will be required to provide details, of:

•	Any directorships currently held or previously held during the preceding 10 years;
•	Details of any share ownership, current or in the preceding 10 years which exceeded 1% of the capital of the organisation (whether or not combined with a directorship);
•	Details of any partnership interests, both current and at any time in the preceding 10 years;
•	Any consultancy positions, whether paid or unpaid, both current and at any time in the preceding 10 years;
•	Any trusteeships, whether paid or unpaid, both current and at any time in the preceding 10 years; and
•	Any other positions currently held, whether paid or unpaid.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Notwithstanding the need to ensure Firm employees are able to perform their roles effectively, the Firm is also committed to ensuring that its employees are able to maintain appropriate interests outside of their employment, and as such approval for any such request will not be unreasonably withheld, provided that any outside employment or interest must not:

•	Be carried out on any of the Firm’s premises;
•	Place demands on the employees’ time to such an extent that it interferes with their ability to perform their role effectively and compliantly; and
•	Be likely to create a situation where the interests of the staff member are in conflict with those of the Firm or its clients.

Circumstances in which approval may be withheld or where the decision may be referred by the Compliance Department to the Firm’s Governing Body would include, but are not limited to:

•	Where the business, organisation or venture concerned is, or is likely to become, a direct competitor of the Firm or a supplier to the Firm;
•	Where the business, organisation or venture concerned is such that the employee’s involvement may raise questions of propriety or could create the potential for adverse publicity; and
•	Where the employee is proposing to accept a directorship or similar position with a publicly traded company.

Family Members

In certain circumstances, Firm employees are required to notify the Compliance Department of interests held, to the best of their knowledge, by their family members. This includes:

•	Any employment with or significant interest in any firm which supplies goods or services to BennBridge; and
•	Any employment with or significant interest in any firm which is a competitor of BennBridge.

Notwithstanding that such interests must be notified to the Compliance Department, there is no requirement for the employee to seek prior approval or to request that the family member in question refrain from accepting or resign from any such position pending approval. Such situations may be recorded on the Firm’s Conflicts of Interest register, see section 9 above.

Changes to OBIs

Participation in an OBI requires prompt notification to Compliance at any time an approved OBI undergoes a material change, such as:

•	Increased / decreased time commitment required by the activity.
•	Greater percentage of total income derived from the activity.
•	Change in the status or title regarding the activity, including termination.
•	Change in ownership interest.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

Register

The Compliance Department maintains a record of all OBIs declared by new joiners and approved for existing employees.

Procedure

All notifications with regards to OBIs, whether as a new joiner or an existing employee must be made via ComplianceAlpha. Any activities relating to an OBI request cannot commence until approval has been granted by the Compliance Department.

15. Authorised Signatories

Only Directors of the Firm or those individuals listed in any Firm Authorised Signatory List are able to execute documents on behalf of the Firm. The Directors can execute any document on behalf of the Firm, however, only those listed in the Firm’s Authorised Signatory Lists can sign documents in accordance with their signing authority detailed within the relevant Authorised Signatory List.

All current Firm Authorised Signatory Lists are maintained by Compliance and those individuals who have been granted authority to execute documents on behalf of the Firm should familiarise themselves with their levels of signing authority and if in doubt, refer to the Authorised Signatory Lists, their Line Manager or Compliance.

Any changes to the Firm’s Authorised Signatory Lists will be presented to the Directors for consideration and if agreed, approval.

16. Record Keeping

The Firm will maintain the following records in a readily accessible place pertaining to this Code:

•	A copy of each Code that has been in effect at any time during the past five years;
•	A record of any violation of the Code and any action taken as a result of such violation for five years from the end of the fiscal year in which the violation occurred;
•	A record of all written acknowledgements of receipt of the Code and amendments by each individual deemed to be a Firm employee for the past five years. These records must be kept for five years after the individual ceases to be a Firm employee;
•	Holdings and transactions reports made pursuant to the Code;
•	A record of any decision and supporting reasons for approving the acquisition of covered securities by Firm employees including IPOs and limited offerings for at least five years after the end of the fiscal year in which approval was granted;
•	A list of the names of persons who are currently deemed to be Firm employees or have been during the past five years; and
•	A record of persons responsible for reviewing Access Persons’ reports currently or during the last five years.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

17. Monitoring of this Code

The Firm’s Compliance Department will carry out regular monitoring of the requirements of this Code and any issues identified will be investigated.

Any violations of the Code, including any reports, notifications, or declarations submitted after the deadline, will result in the violation being logged on the Firm’s Breach & Error register and full details will be provided to the Firm’s Governing Body, the Firm’s Enterprise Risk Committee, and if deemed necessary, to the Bennelong Audit, Risk & Compliance Committee and/or the Board of Directors.

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.

BennBridge Ltd Code of Ethics as at April 2024

18. Version Control Table

Version	Date	Author	Section	Detail
V1	July 2023	A Simms (CCO)	All	New Code Document
V2	April 2024	A Simms (CCO)	All	Full review following SEC registration

The content of this Code is proprietary and confidential and should not be reproduced or distributed without the prior written consent of the Firm.